Exhibit 99.8

To the Limited Partners of

Principle Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu
President and Director
Ceres Managed Futures LLC
General Partner,
Principle Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Principle Master Fund L.P.:

We have audited the accompanying statement of financial condition of Principle Master Fund L.P. (the “Partnership”), including the condensed schedule of investments, as of December 31, 2013, and the related statements of income and expenses and changes in partners’ capital for the period March 1, 2013 (commencement of trading operations) to December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Principle Master Fund L.P. as of December 31, 2013, and the results of its operations and changes in its partners’ capital for the period March 1, 2013 (commencement of trading operations) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2014

Principle Master Fund L.P.

Statement of Financial Condition

December 31, 2013

2013
Assets:
Equity in trading account:
Cash (Note 3c)	$14,396,827
Cash margin (Note 3c)	398,432
Net unrealized appreciation on open futures contracts	3,633,780
Options purchased, at fair value (cost $1,032,770 at December 31, 2013)	523,120

Total assets	$18,952,159

Liabilities and Partners' Capital:
Liabilities:
Options premium received, at fair value (premium $568,310 at December 31, 2013)	$329,580
Accrued expenses:
Professional fees	$19,895
Clearing fees due to MS & Co.	3,866

Total liabilities	353,341

Partners' Capital:
General Partner	—
Limited Partners	18,598,818

Total liabilities and partners' capital	$18,952,159

See accompanying notes to financial statements.

Principle Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy
Henry Hub Natural Gas Mar 14-Jun 14	1,537	$3,561,390	19.15%

Total futures contracts purchased		3,561,390	19.15

Futures Contracts Sold
Energy	1,541	72,390	0.39

Total futures contracts sold		72,390	0.39

Options Purchased
Call
Energy	551	391,640	2.10
Put
Energy	257	131,480	0.71

Total options purchased		523,120	2.81

Options Premium Received
Call
Energy	297	(155,940)	(0.84)
Put
Energy	782	(173,640)	(0.93)

Total options premium received		(329,580)	(1.77)

Net fair value		$3,827,320	20.58%

See accompanying notes to financial statements.

Principle Master Fund L.P.

Statement of Income and Expenses

for the period March 1, 2013

(commencement of trading operations)

to December 31, 2013

2013
Investment Income:
Interest income	$3,920

Expenses:
Clearing fees	161,089
Professional fees	62,100

Total expenses	223,189

Net investment income (loss)	(219,269)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(3,697,727)
Change in net unrealized gains (losses) on open contracts	3,362,860

Total trading results	(334,867)

Net income (loss)	$(554,136)

See accompanying notes to financial statements.

Principle Master Fund L.P.

Statement of Changes in Partners’ Capital

for the period March 1, 2013

(commencement of trading operations)

to December 31, 2013

Partners’ Capital
Initial capital contributions from Limited Partners at March 1, 2013	$6,503,661
Net income (loss)	(554,136)
Subscriptions	13,291,936
Redemptions	(638,723)
Distribution of interest income to feeder fund	(3,920)

Partners’ Capital at December 31, 2013	$18,598,818

See accompanying notes to financial statements.

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

1.	Partnership Organization:

Principle Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on March 1, 2013, to engage in the speculative trading of a portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. The Master exclusively trades in the energy sector. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

During the period covered by this report, the Master’s commodity brokers were Morgan Stanley & Co. LLC (“MS&Co.”) and Citigroup Global Markets Inc. (“CGM”).

On March 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA” or the “Feeder”), allocated a portion of its capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $6,503,661. The Master was formed to permit commodity pools managed by Principle Capital Management, LLC (the “Advisor”) using the Principle Commodity Futures Program, a proprietary, discretionary trading program, to invest together in one trading vehicle.

At December 31, 2013, Emerging CTA owned approximately 100% of the Master.

The Master will be liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statement of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statement of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis) and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the period March 1, 2013 (commencement of operations) through December 31, 2013, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the period March 1, 2013 (commencement of operations) through December 31, 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$4,666,520	$4,666,520	$—	$—
Options purchased	523,120	523,120	—	—

Total Assets	$5,189,640	$5,189,640	$—	$—

Liabilities
Futures	$1,032,740	$1,032,740	$—	$—
Options premium received	329,580	329,580	—	—

Total Assets	$1,362,320	$1,362,320	$—	$—

Net fair value	$3,827,320	$3,827,320	$—	$—

d.	Futures Contracts. The Master trades futures contracts and exchange-cleared swaps. Exchange-cleared swaps are swaps that are traded as futures. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statement of Income and Expenses.

e.

Options.    The Master may purchase and write (sell), both exchange-listed and over-the-counter, options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statement of Financial Condition and marked to market

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statement of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts are included in the Statement of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated to the Feeder at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 tax year remains subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

i.	Recent Accounting Pronouncements. In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM/MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Feeder. The Management Agreement may be terminated upon notice by either party.

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

c.	Customer Agreement:

Prior to and during part of third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Partnership entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, service, clearing, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, the Master will pay MS & Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $398,432. The Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statement of Income and Expenses.

The MS&Co. Customer Agreement gives, and the CGM Customer Agreement gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statement of Financial Condition as the criteria under ASC 210-20, “Balance Sheet”, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the period ended December 31, 2013, was 2,093. The monthly average number of options contracts traded during the period ended December 31, 2013, was 652.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Reporting Financial Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following table summarizes the valuation of the Master’s investments as of December 31, 2013.

	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Amounts Presented in the Statement of Financial Condition	Gross Amounts not Offset in the Statement of Financial Condition
December 31, 2013				Financial Instruments	Cash Collateral Received	Net Amount
Assets
Futures	$4,666,520	$(1,032,740)	$3,633,780	$—	$—	$3,633,780
Options purchased	523,120	—	523,120	(329,580)	—	193,540

Total Assets	5,189,640	(1,032,740)	4,156,900	(329,580)	—	3,827,320

Liabilities
Futures	$(1,032,740)	$1,032,740	$—	$—	$—	$—
Options premium received	(329,580)	—	(329,580)	329,580	—	—

Total Liabilities	(1,362,320)	1,032,740	(329,580)	329,580	—	—

Net fair value						$3,827,320

The following table indicates the gross fair values of derivative instruments of futures and options contracts as separate assets and liabilities as of December 31, 2013.

	December 31, 2013
Assets
Futures Contracts
Energy	$4,666,520

Total unrealized appreciation on open futures contracts	$4,666,520

Liabilities
Futures Contracts
Energy	(1,032,740)

Total unrealized depreciation on open futures contracts	(1,032,740)

Net unrealized appreciation on open futures contracts	$3,633,780	*

Assets
Options Purchased
Energy	$523,120

Total options purchased	$523,120	**

Liabilities
Options Premium Received
Energy	$(329,580)

Total options premium received	$(329,580	)***

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statement of Financial Condition.

**	This amount is included in “Options purchased, at fair value” on the Statement of Financial Condition.

***	This amount is included in “Options premium received, at fair value” on the Statement of Financial Condition.

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period ended December 31, 2013.

Sector	2013
Energy	$(334,867)

Total	$(334,867	)****

****	This amount is included in “Total trading results” on the Statement of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any month. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the period from March 1, 2013 (commencement of trading operations) to December 31, 2013 were as follows:

	2013
Ratios to average net assets:
Net investment income (loss)*	(1.8	)%**

Operating expenses	1.8	%**

Total return	(3.8)%

*	Interest income less total expenses.

**	Annualized.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, swaps and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in

Principle Master Fund L.P.

Notes to Financial Statements

December 31, 2013

commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statement of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risks, as CGM and/or MS&Co. or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM or MS&Co., the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

The Advisor will concentrate the Master’s trading in energy related markets. Concentration in a limited number of commodity interests may subject the Master’s account to greater volatility than if a more diversified portfolio of contracts were traded on behalf of the Master.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.